AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 1996
                                             REGISTRATION NO.


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                            KATZ MEDIA GROUP, INC.
              (Exact Name of issuer as specified in its charter)

               Delaware                                 13-3779269
   (State of Other Jurisdiction of                   (I.R.S. Employer
    incorporation or Organization)                 Identification No.)


                             125 WEST 55TH STREET
                           NEW YORK, NEW YORK 10019
                                (212) 424-6000
                   (Address of principal executive offices)
                                --------------

                            KATZ MEDIA GROUP, INC.
                       1996 RESTRICTED STOCK GRANT PLAN
                           (Full title of the plan)
                                --------------

                               RICHARD E. VENDIG
                            CHIEF FINANCIAL OFFICER
                            KATZ MEDIA GROUP, INC.
                             125 WEST 55TH STREET
                           NEW YORK, NEW YORK 10019

                    (Name and address of agent for service)

  Telephone number, including area code, of agent for service: (212) 424-6000

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                           PROPOSED                  PROPOSED
                                                            MAXIMUM                   MAXIMUM                 AMOUNT OF
    TITLE OF SHARES            AMOUNT TO BE             OFFERING PRICE               AGGREGATE               REGISTRATION
   TO BE REGISTERED             REGISTERED               PER SHARE(1)            OFFERING PRICE(1)               FEE
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock (par
value $.01 per               33,333 shares                  $14.69                   $489,578                    $169
Share)..........
================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, using the average of the high and low prices reported on the American Stock Exchange on May 23, 1996.

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


                                    PART I

ITEM 1.  PLAN INFORMATION.

         Not included pursuant to Form S-8 instructions.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
         INFORMATION.

         Not included pursuant to Form S-8 instructions.


                                    PART II

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         Katz Media Group, Inc. (the "Company") hereby incorporates herein by reference the following documents:

                  (1) The Company's annual report on Form 10-K for the year ended December 31, 1995;

                  (2) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or after December 31, 1995, including the Company's Form 10-Q for the period ended March 31, 1996; and

                  (3) The description of the Company's Common Stock contained in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on March 30, 1995, Registration No. 33-87406, including amendments thereto and any report filed for the purpose of updating such description (the "Registration Statement").

                  In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not applicable.




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




ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Section 145 of the Delaware General Corporation Law (the "DGCL") and Article SEVENTH of the Company's Certificate of Incorporation provide for indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. Article SEVENTH provides that unless otherwise determined by the Board of Directors of the Company, the Company shall indemnify, to the full extent permitted by the laws of Delaware as from time to time in effect, the persons described in Section 145 of the DGCL.

                  The general effect of the provisions in the Company's Certificate of Incorporation and the DGCL is to provide that the Company shall indemnify its directors and officers against all liabilities and expenses actually and reasonably incurred in connection with the defense or settlement of any judicial or administrative proceedings in which they have become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor inconsistent with the best interests of the Company. With respect to legal proceedings by or in the right of the Company in which a director or officer ajudged liable for improper performance of his duty to the Company or another enterprise for which such person served in a similar capacity at the request of the Company, indemnification is limited by such provisions to that amount which is permitted by the court.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  An aggregate of 18,750 shares of restricted stock were issued on January 2, 1996 to a limited number of senior employees of the Company in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

ITEM 8.  EXHIBITS.

EXHIBIT NO.                                          EXHIBIT

 3(a) Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 of the Registration Statement)

 3(b) By-Laws of the Company (incorporated by reference to Exhibit 3.6 to the Registration Statement)

 4(a)   1996 Restricted Stock Grant Plan

23(a)   Consent of Price Waterhouse LLP, independent accountants

23(b)   Consent of Arthur Andersen LLP, independent public accountants

24      Power of Attorney (included on signature page of this Form S-8)

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




ITEM 9.  UNDERTAKINGS.


                  (a)      The undersigned hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or
                  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange
     Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is

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




     asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                                         5

REOFFER PROSPECTUS


                     REOFFER PROSPECTUS DATED MAY 30, 1996

                            KATZ MEDIA GROUP, INC.

                                 COMMON STOCK

                        BY CERTAIN SELLING SHAREHOLDERS


                  This Reoffer Prospectus relates to 18,750 shares of Common Stock, $0.01 par value ("Common Stock"), of Katz Media Group, Inc. (the "Company"), a Delaware corporation, which may be offered for sale from time to time by certain stockholders listed under the heading "Selling Shareholders" herein (the "Selling Shareholders") for their own benefit, certain of whom may be deemed an "affiliate" of the Company under Rule 405 promulgated under the Securities Act of 1933. Said persons acquired the Company's Common Stock through participation in the Company's 1996 Restricted Stock Grant Plan. It is anticipated that the Selling Shareholders will offer the Shares for sale at prevailing prices on the American Stock Exchange on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

                  The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

                  The Common Stock of the Company is traded on the American Stock Exchange. On May 29, 1996, the last trading date before the date of this Reoffer Prospectus, the closing price of the Company's Common Stock, as reported by the American Stock Exchange was $14 1/4 (symbol: KTZ).

            THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
             ACCURACY OR ADEQUACY OF THIS REOFFER PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  No person is authorized to give any information or to make any representations, other than those contained in this Reoffer Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Reoffer Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Reoffer Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.



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




                             AVAILABLE INFORMATION

                  The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith shall file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601, and at Seven World Trade Center, New York, New York 10048. Such reports, proxy statements and other information concerning the Company can also be inspected at the office of the American Stock Exchange at 86 Trinity Place, New York, New York 10006. Copies of such material can be obtained from the Public Reference Section of Commission, 450 West Fifth Street, Washington, D.C. 20549, at prescribed rates. Information, as of particular dates, concerning directors and officers of the Company, their remuneration, options granted to them, the principal holders of securities in the Company, and any material interest of such persons in transactions with the Company will be disclosed in the proxy statements to be distributed to stockholders of the Company and filed with the Commission.

                  The delivery of this Reoffer Prospectus at any time does not imply that information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company. This Reoffer Prospectus does not constitute an offer within any state to any person to whom such offer would be unlawful.


                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  There are hereby incorporated by reference in this Reoffer Prospectus the following documents and information heretofore filed with the
Commission:

   (1) The Company's annual report on Form 10-K for the year ended December 31, 1995;

   (2)      The Company's Form 10-Q for the period ended March 31, 1996;

   (3) The description of the Company's Common Stock contained in the Registration Statement on Form S-1 filed with the Commission on March 30, 1995, Registration No. 33-87406, including amendments thereto and any report filed for the purpose of updating such description.

   (4) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Reoffer Prospectus and to be part hereof from the date of filing such documents.

                  The Company hereby undertakes to provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference into this Reoffer Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Katz Media Group, Inc., 125 West 55th Street, New York, New York 10019. The Company's telephone number at that location is (212) 424-6000.


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





                                  THE COMPANY

                  The Company, through its subsidiaries, is the only full-service media representation firm in the United States serving all types of broadcasting media, with leading market shares in the representation of radio and television stations and cable television systems. The Company provides media representation to the U.S. cable television industry exclusively through National Cable Communications, L.P. a joint venture in which it is a general partner with a 50% partnership interest. The Company conducts its business through 66 sales offices, located strategically throughout the United States, serving broadcast and cable clients located in over 200 dominant market areas, or DMAs. The Company represents at least one radio or one television station in each of the 50 largest DMAs and in over 97% of all DMAs. The Company's client stations include network-owned, network-affiliated and independent stations.

                  The Company is a Delaware corporation organized in July 1994 as a holding company to acquire all of the outstanding stock of Katz Media Corporation. The Company's principal executive offices are located at 125 West 55th Street, New York, New York 10019 and its telephone number at that address is (212) 424-6000. The Common Stock of the Company is traded on the American Stock Exchange and is quoted under the symbol 'KTZ'.


                             SELLING SHAREHOLDERS

                  The following table sets forth: (i) the name of the Selling Shareholders who may sell Common Stock pursuant to this Reoffer Prospectus and the positions of such Selling Shareholders with the Company, (ii) the number of shares of Common Stock owned (or subject to option) by each Selling Shareholder as of May 6, 1996, (iii) the number of shares of Common Stock which may be offered for the account of each Selling Shareholder by this Reoffer Prospectus (all of which have been acquired by the Selling Shareholders subject to restrictions on shares of restricted stock) and (iv) the amount of the class to be owned by each Selling Shareholder if such Selling Shareholder were to sell all of the shares of Common Stock covered by this Reoffer Prospectus.



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



==================================================================================================================================
                                                    Shares Beneficially                                   Shares Beneficially
                                                       Owned Before                                           Owned After
                                                         Offerings(2)             Number of                   Offerings(2)
                                                                                 Shares to Be
       Selling Shareholder\Position(1)                    Number                   Offered             Number           %
==================================================================================================================================
Thomas F. Olson                                           147,892                   2,000               145,892            1.07%
  President, Chief Executive Officer
  and Director
==================================================================================================================================
James E. Beloyianis                                       141,001                   2,500               138,501            1.01%
  Vice President, Secretary and
  Director
==================================================================================================================================
Richard E. Vendig                                         13,167                    2,000               11,167               *
  Senior Vice President, Chief
  Financial and Administrative
  Officer, Treasurer
==================================================================================================================================
Stuart O. Olds                                            140,501                   2,000               138,501            1.01%
  Vice President, Assistant Secretary
  and Director
==================================================================================================================================
Robert Williams                                            5,333                    2,000                3,333               *
  President, National Cable
  Communications
==================================================================================================================================
Robert McCurdy                                            95,583                    1,500               94,083               *
President, Sentry Radio Sales
==================================================================================================================================
Anthony Aurichio                                          12,667                    1,000               11,667               *
Senior Vice President,
  Corporate Strategy
==================================================================================================================================
Michael Chires                                            94,166                    1,000               93,166               *
President, Banner Radio
- ----------------------------------------------------------------------------------------------------------------------------------
Jay Friesel                                               50,167                    1,000               49,167               *
  Chief Operating Officer, Katz
  Millennium Marketing
- ----------------------------------------------------------------------------------------------------------------------------------
Jack Higgins                                              95,166                    1,000               94,166               *
  President, Katz Continental
  Television
- ----------------------------------------------------------------------------------------------------------------------------------
Michael Hugger                                            94,333                    1,000               93,333               *
  President, Katz American Television
- ----------------------------------------------------------------------------------------------------------------------------------
Bonnie Press                                               4,699                    1,000                3,699               *
  President, KRG Dimensions
==================================================================================================================================

    *    Less than one percent.

    (1) Includes only those individuals who have received 1,000 shares or more pursuant to the 1996 Restricted Stock Grant
         Plan.

    (2) Includes shares of Common Stock which the persons have the right to acquire within 60 days.




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




                             PLAN OF DISTRIBUTION

         Any shares of Common Stock sold pursuant to this Reoffer Prospectus will be sold by the Selling Shareholders for their own account, and they will receive all proceeds from any such sales. The Company will receive none of the proceeds from the sale of shares which may be offered hereby but may receive funds upon the exercise of the options pursuant to which the Selling Shareholders will acquire the shares covered by this Reoffer Prospectus, which funds, if any, will be used for general corporate purposes. The Selling Shareholders have not advised the Company of any specific plans for the distribution of the shares of Common Stock covered by this Reoffer Prospectus, but, if and when shares are sold, it is anticipated that the shares will be sold from time to time primarily in transactions on the American Stock Exchange at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. If shares of Common Stock are sold through brokers, the Selling Shareholders may pay customary brokerage commissions and charges. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of the shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under such Act. Shares of Common Stock covered by this Reoffer Prospectus also may be sold pursuant to Rule 144 under the Securities Act of 1933 rather than pursuant this Reoffer Prospectus. The Selling Shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation Rules 10b-5, 10b-6 and 10b-7 thereunder.

         There can be no assurances that the Selling Shareholders will sell any or all of the shares of Common Stock offered hereunder.




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





                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this day of May 28, 1996.

                               KATZ MEDIA GROUP, INC.


                               /s/ Richard E. Vendig
                               By:  Richard E. Vendig
                                    Senior Vice President
                                    Chief Financial & Administrative
                                    Officer, Treasurer


                               POWER OF ATTORNEY

         Each of the undersigned officers and directors of Katz Media Group, Inc. hereby severally constitutes and appoints Richard E. Vendig, Thomas F. Olson and David M. Wittels, and each of them severally, as attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign this Registration Statement and any amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting into said attorney-in-fact full power and authority to do and perform each and every act requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons in the capacities and on the dates indicated.

                NAME                                           TITLE                                     DATE


         /s/ Thomas F. Olson            President, Chief Executive Officer and                              May 28, 1996
         -------------------
           Thomas F. Olson              Director


       /s/ James E. Beloyianis          Vice President, Secretary and Director                              May 28, 1996
       -----------------------
         James E. Beloyianis


        /s/ Richard E. Vendig           Senior Vice President, Chief Financial &                            May 28, 1996
        ---------------------
          Richard E. Vendig             Administrative Officer, Treasurer
                                        (Principal Financial and Accounting
                                        Officer)

                                        Vice President, Assistant Secretary and                             May   , 1996
         ------------------
           Stuart O. Olds               Director



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


      /s/ L. Donald R. Robinson         Vice President                                                      May 28, 1996
      -------------------------
        L. Donald R. Robinson



          /s/ Thompson Dean             Chairman of the Board of Directors                                  May 28, 1996
          -----------------
            Thompson Dean


        ____________________            Director                                                            May   , 1996
          Michael Connelly


         /s/ Thomas J. Barry            Director                                                            May 28, 1996
         -------------------
           Thomas J. Barry


       _______________________          Director                                                            May __, 1996
          Steven J. Gilbert


       _______________________          Director                                                            May __, 1996
             Bob Marbut


        /s/ David M. Wittels            Director                                                            May 28, 1996
        --------------------
          David M. Wittels




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



                                                 INDEX TO EXHIBITS

The following is a complete list of exhibits filed as part of this registration statement:

EXHIBIT NO.                                        EXHIBIT

  3(a) Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 of the Registration Statement)

  3(b) By-Laws of the Company (incorporated by reference to Exhibit 3.6 to the Registration Statement)

  4(a)     1996 Restricted Stock Grant Plan

 23(a)     Consent of Price Waterhouse LLP, independent accountants

 23(b)     Consent of Arthur Andersen LLP, independent public accountants

 24        Power of Attorney (included on signature page of this document)

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